UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. _____)

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

TEAM FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

KEITH B. EDQUIST
JEFFREY L. RENNER
LLOYD A. BYERHOF

(Name of Person(s) Filing Proxy Statement, if other then the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(4)	Date Filed:

Norman P. Goldberg
U.S. Trust, Bank of America Private Wealth Management
600 14th Street, N.W., Suite 400
Washington, DC 20005
202-585-4175
norman.goldberg@ustrust.com

Re:           Team Financial, Inc. Proxy Contest

Dear Mr. Goldberg:

This firm represents Keith B. Edquist, a shareholder and former director of Team Financial, Inc.  Mr. Edquist is engaged in a proxy contest to elect himself, Jeffrey L. Renner, and Lloyd A. Byerhof to Team Financial’s Board of Directors at the June 17, 2008 shareholders meeting.  We understand that you have been appointed as the independent fiduciary to vote the stock of Team Financial’s ESOP.  We trust that you have received copies of Mr. Edquist’s proxy statement and the GOLD proxy card.  Copies of those documents were mailed to Plan participants on June 4, 2008.

Team Financial’s counsel has provided us with a copy of the ESOP.  We have reviewed the document for the procedures relevant to voting of employer securities.  The ESOP provides that participants have the right to vote the Employer stock allocated to their accounts.  Section 10.15 of the ESOP purports to govern the direction of allocated shares not voted by participants:

“Failure to complete and return the voting direction form with respect to any corporate matter specified on the Proxy Statement shall constitute a voting direction by the Participant with respect to such matter as specified in the voting instructions provided to the Participant.”

Both sides of the proxy contest have provided materials and voting instructions. Thus, the Plan terms provide insufficient guidance to the ESOP participants and to you as an independent fiduciary for voting the allocated non-voted shares in a proxy contest.   Neither ERISA nor the Plan document allows you to blindly vote the shares of a participant not making a direction in favor of the Team Financial’s slate of Directors.

ERISA prohibits a fiduciary from soliciting proxy statements in favor of the company’s position on a contested issue.  See Shoen v. AMERCO, 885 F. Supp. 1332, 1350 (D. Nev. 1994) (ESOP Trustees breached their fiduciary duty when they solicited the participants’ votes on behalf of management.  The Court found that the Trustees’ conduct justified their removal.).  To do so puts undue pressure on the participants to vote in favor of management. The Board of Directors is a fiduciary by virtue of the Company’s position as the Plan Trustee.   Thus, ERISA requires you to determine independently the manner in which you will vote any allocated non-voted shares.  You must do so for the exclusive benefit of the Plan participants. You have no basis to simply vote these shares for Team Financial’s slate of Directors without exercising your fiduciary duty to make an independent determination.

We also note that Section 10.15 directs the Trustee to vote unallocated Employer Securities according to the voting directions of the allocated Employer Securities and provides that participants will be advised of this responsibility.  Since the Plan provides the participants insufficient guidance on the effect of a failure to vote, this provision also fails to provide them and you with a clear direction on how you should vote the unallocated shares.  Moreover, Section 10.15 cannot make the participants named fiduciaries of the unallocated shares.  The Eleventh Circuit reviewed ERISA 404(a)(1) and 404(c) and reasoned that ERISA does not provide that participants are named fiduciaries for unallocated shares of an ESOP.  See Herman v. NationsBank Trust Co., 126 F.3d 1354 (11th Cir. 1997).  Thus, you, as the independent fiduciary, must vote the unallocated shares for the exclusive benefit of all participants.

We have been informed that participants’ proxy cards will only be counted if they are submitted by June 11, 2008.  Presumably management set this arbitrary response date for the ESOP participants.  That date unreasonably restricts the participants’ directions under the circumstances.  Mr. Edquist’s proxy statement and GOLD proxy card were mailed to participants on June 4, 2008.  The short time between June 4 and June 11 likely prevents you from counting some participants’ proxy cards simply because of mail delay.  It is also unreasonable in light of the scheduled meeting date that is six days later.  ERISA requires that participants be given a reasonable time to evaluate all proxy materials in order to independently vote their allocated shares.  In this contested election, arbitrarily terminating their ability to direct the voting of their shares only six days after the information is mailed, not received, falls far short of this standard.  As an ERISA fiduciary, you must count all of the proxy cards you receive before the meeting, including those received after June 11, 2008.

We submit that in light of these facts, the June 17 meeting date does not allow the participants a reasonable time to evaluate the proxy materials.  Accordingly, you as the independent fiduciary must demand that Team Financial delay its shareholder meeting to provide all participants a reasonable time to evaluate the proxy materials as required by ERISA.

Please carefully consider these matters as they may significantly impact the fairness of the proceedings.  If you disagree with any of the foregoing, we would request that you provide us the rationale for your decision in writing before the June 17, 2008 meeting.

                    Very truly yours,

                    /s/ Michael C. Pallesen

                    For the Firm